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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                               SKYLINE CHILI, INC.
             (Exact name of registrant as specified in its charter)

                Ohio                             31-0717287
      (State of incorporation                (I.R.S. Employer
              or organization)                Identification No.)

                              4180 Thunderbird Lane
                               Fairfield, OH 45014
                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                           Name of each exchange on which
to be so registered                           each class is to be registered:

No par value common stock                       American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         This Form 8-A relates to shares of the common stock, no par value ("Common Stock"), of Skyline Chili, Inc. (the "Registrant"). All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share on all matters to be voted upon by shareholders. Under the Registrant's Amended Articles of Incorporation, as amended, notwithstanding any provision of the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) requiring the vote, consent, waiver or release of a designated proportion (but less than all) of the Registrant's shares of Common Stock for any purpose, only the vote, consent, waiver or release of the holders of a majority of the Registrant's shares of Common Stock is required.

         Cumulative voting in the election of directors is not allowed. The Registrant's Board of Directors is not classified.

         Shares of Common Stock have no preemptive or conversion rights and no redemption or sinking fund provisions. When shares of Common Stock have been validly issued and are fully paid, they are not liable for further call or assessment.

         Each share of Common Stock is entitled to share ratably in any assets available for distribution to the holders of its equity securities upon liquidation of the Registrant. Holders of Common Stock are entitled to ratably receive dividends when and as declared by the Registrant's Board of Directors out of funds legally available therefor. Any such dividends may be paid in cash, property or shares of Common Stock.

ITEM 2.    EXHIBITS.

         None.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     Skyline Chili, Inc.



                                By:  /s/  Jeffry W. Shelton
                                     ------------------------------------------
                                     Jeffry W. Shelton
                                     Vice President and Chief Financial Officer

                                Date:    October 15, 1996
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